Filed Pursuant to Rule 433
Registration No.: 333-132936-14

Structured Products For more information, please call the Structured Products Desk: 1-888-537-4898 or email: structured.notes@credit-suisse.com

Pro Notes®

Principal Protected Securities (ProNotes®) offer upside participation with full principal protection.

Underlyings:	Overview
The securities can be linked to underlyings that span the globe and include many asset classes: Indices Baskets Single Stocks Commodities Foreign Exchange Rates Interest Rates

ProNotes® provide investors with a potentially attractive alternative to a direct investment in the underlying. At maturity, these securities provide full principal protection plus some level of appreciation, if any, of the underlying. ProNotes may also be an attractive alternative for fixed income investors looking for the potential to receive higher returns than those available in the bond market. ProNotes also offer conservative investors a vehicle in which to participate in equity markets.

Upside

ProNotes provide participation in upside returns.

Downside

  ProNotes protect investors from downside risks by providing full principal protection at maturity.

Risks

  Liquidity and Market Risk – The securities will not be listed on any stock exchange. ProNotes are intended for investors who plan to hold the securities until maturity. Holders choosing to sell the securities prior to maturity may receive an amount less than the amount such holder would have received if the ProNotes were held to maturity. Credit Suisse intends to maintain a secondary market in the securities until the Maturity Date, although it is not required to do so and may stop at any time.

  Credit Risk – Investors are assuming credit risk of the issuer.

  No Dividends – Investors do not receive the dividends associated with owning the underlying directly.

ProNotes Sample Terms		Redemption Amount at Maturity: Principal Amount x (1 + Return)

Underlying*:	TBD	Return:	If the Final Level > Initial Level, then the Return equals:
Maturity Date:	4 Years		100% x [(Final Level – Initial Level] / Initial Level];
Upside Participation:	100%		If the Final Level < or = to the Initial Level then the Return equals zero.
Downside Participation:	0%
Downside Risk:	100%
	principal
	protection

*	Sample terms will vary depending on the underlying and the terms of the securities.

Any tax statement herein regarding any US Federal Tax is not intended or written to be used and cannot be used, by any taxpayer for the purpose of avoiding any penalties. Any such statement herein was written to support the marketing or promotion of the transaction(s) or matter(s) to which the statement relates.

This document is not directed to, or intended for distribution to or use by, any person or entity who is a citizen or resident of or located in any locality, state, country or other jurisdiction outside the United States where such distribution, publication, availability or use would be contrary to law or regulation or which would subject Credit Suisse or its subsidiaries or affiliates (collectively “Credit Suisse”) to any registration or licensing requirement within such jurisdiction.

Nothing in this document constitutes investment, legal, accounting or tax advice or a representation that any investment strategy or service is suitable or appropriate to your individual circumstances.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Credit Suisse has filed with the SEC for more complete information about Credit Suisse and to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the prospectus if you so request by calling toll-free 1 (800) 221-1037.

ProNotes® is a registered trademark of Credit Suisse and its affiliates.

Copyright ©2008 CREDIT SUISSE and/or its affiliates.

			Invested Principal Amount	Underlying % Return	ProNotes % Return	Redemption Amount at Maturity

			$10,000	-100%	0%	$10,000
			$10,000	-80%	0%	$10,000
			$10,000	-60%	0%	$10,000
			$10,000	-40%	0%	$10,000
			$10,000	-20%	0%	$10,000
			$10,000	0%	0%	$10,000
			$10,000	20%	20%	$12,000
			$10,000	40%	40%	$14,000
			$10,000	60%	60%	$16,000
			$10,000	80%	80%	$18,000
			$10,000	100%	100%	$20,000

			*			The examples shown are for illustrative purposes only. The actual return will depend on the terms set forth in the ProNotes pricing supplement.

Customization

There are many different ways to structure ProNotes in addition to choosing among a variety of underlyings. For example, if investors prefer more upside participation, the maturity can be lengthened or a cap can be added.